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                                                                      Exhibit 99

                         [CHART INDUSTRIES LETTERHEAD]


FOR IMMEDIATE RELEASE

Contact:     Don A. Baines,
             Chief Financial Officer
             Chart Industries, Inc.
             (216) 946-2525


                  CHART INDUSTRIES TO ACQUIRE CRYENCO SCIENCES


Eastlake, Ohio - May 1, 1997 - Chart Industries, Inc. (NYSE: CTI) announced today that it has signed a definitive agreement to acquire Cryenco Sciences, Inc. (Nasdaq: CSCI). Under the agreement, a wholly-owned Chart subsidiary would acquire all of the common stock of Cryenco for approximately $21 million, or $2.75 per share, in cash, plus the assumption of Cryenco's bank debt.

The transaction is contingent upon approval by Cryenco shareholders, the expiration of certain governmental waiting periods, and certain other matters. Chart expects the transaction to be completed in the third quarter of 1997. Further details of the agreement were not disclosed.

Commenting on the acquisition, Arthur S. Holmes, Chart's Chairman and CEO, said, "We are very excited to add Cryenco to the Chart family of companies. Cryenco's product lines complement Chart's cryogenic technology and capabilities. The addition of Cryenco will dramatically broaden Chart's presence in many of its current markets while exposing Chart to new market areas. We expect the acquisition to be accretive to earnings and to provide significant potential for future financial growth."

Cryenco manufactures primarily vacuum-jacketed containment systems for storing and transporting cryogenic liquids. These engineered products serve customers in the industrial gas, hydrocarbon and helium markets as well as the medical, aerospace, food, and pharmaceutical industries. Cryenco's products include cryogenic road transport trailers for oxygen, nitrogen, argon, and LNG; proprietary TVAC(R) intermodel tank containers; and MRI cryostats. In addition, Cryenco has been a developer of proprietary products for LNG and CNG fueling for the transportation market. Cryenco operates out of two manufacturing facilities in Denver, Colorado.

In its fiscal year ended August 31, 1996, Cryenco had sales of $31.3 million and earned $527,000. Chart's calendar year 1996 sales were $148 million with net income of $15 million. For the first quarter of 1997, Chart earned $4.5 million, or $0.45 per share, on sales of $42.4 million, increases of 40 percent and 20 percent, respectively, over the prior-year period.

Chart Industries, Inc. manufactures an extensive line of low-temperature and cryogenic equipment used to purify, liquefy, store and transport such commonly used gases as helium, nitrogen, oxygen, argon and natural gas for further use in a multitude of industrial, commercial and scientific applications. Chart also produces high-vacuum systems for metallic coating and stainless steel tubing. Headquartered in Eastlake, Ohio, Chart has operations located in Arkansas, California, Louisiana, Massachusetts, New Hampshire, Ohio, Pennsylvania and Wisconsin.